Exhibit 99.1

Bank of the James Announces Third Quarter, Nine Months of 2018

Financial Results and Declaration of Dividend

Strong Year-Over-Year Earnings Growth, Loan and Deposit Expansion

LYNCHBURG, Va., October 19, 2018 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months and nine months ended September 30, 2018.

Net income for the three months ended September 30, 2018 was $1.40 million or $0.32 per diluted share, up 38% compared with $1.02 million or $0.23 per diluted share for the three months ended September 30, 2017. For the nine months ended September 30, 2018, net income rose 49% to $3.83 million or $0.87 per diluted share, compared with $2.56 million or $0.59 per diluted share for the nine months ended September 30, 2017.

Robert R. Chapman III, President and CEO, commented: “We continued to have balanced contributions from commercial and retail lending and banking activities, generating meaningful year-over-year interest income and non-interest income growth. Deposit growth of $47 million year-over-year, specifically an increase core deposits, reflected an ongoing focus on building full banking relationships with clients. Importantly, deposit growth has provided attractively priced financing to fund lending, and contributed to interest expense management and net interest margin improvement.”

Highlights

•

Commercial real estate (CRE), construction and multi-family housing loans were major contributors to the 15% growth of interest income from earning assets in the third quarter of 2018 compared with the third quarter of 2017.

•	Net interest income before the provision for loan losses was $5.99 million in the third quarter of 2018, up 13% from the third quarter of 2017, led primarily by growth in commercial lending.

•

Total noninterest income, primarily reflecting increased fee income from treasury services, income from the Company’s insurance and investments business, and continued strong gains on sales of residential mortgage loans, was up 17% in the nine months of 2018 compared with the nine months of 2017.

•	Deposits increased to a record $607.45 million at September 30, 2018, led by core deposit growth (noninterest-bearing demand, NOW, savings and money market accounts).

•	Total assets were a Company record $668.44 million at September 30, 2018.

•

Total nonperforming loans declined 45% at September 30, 2018 from December 31, 2017, contributing to strong asset quality ratios, including an improvement of nonperforming loans to total loans of 0.44% at September 30, 2018 from 0.87% at December 31, 2017. All asset quality ratios remained strong, reflecting loan portfolio strength.

•

Measures of productivity trended positively, as Return on Average Assets (ROAA) was 0.84% for the quarter ended September 30, 2018, up from 0.66% for the quarter ended September 30, 2017 (and up from 0.79% for the quarter ended June 30, 2018). Return on Average Equity (ROAE) increased significantly to 10.13% for the quarter ended September 30, 2018 from 7.75% for the quarter ended September 30, 2017 (and up from 9.67% for the quarter ended June 30, 2018). The Company’s efficiency ratio improved year-over-year.

•

Total stockholders’ equity increased to $53.12 million at September 30, 2018 from $51.67 million December 31, 2017, and retained earnings rose to $15.31 million from $12.27 million at year-end 2017. Based on the results achieved in the third quarter of 2018, on October 16, 2018 the Company’s board of directors approved a $0.06 per share dividend payable to stockholders of record on November 30, 2018, to be paid on December 14, 2018.

Chapman continued: “As we have grown the Company’s loan portfolio, we believe that we have been very focused in maintaining sound asset and credit quality by applying thorough credit risk assessment and ongoing loan quality monitoring. This contributed to a 45% reduction in the dollar amount of nonperforming loans since the beginning of 2018, and improved asset quality ratios, including a meaningful reduction in the ratio of nonperforming loans to total loans since the beginning of the year. An expanded banking team, and continued traction in Roanoke, Charlottesville, Harrisonburg and most recently Appomattox and Blacksburg, while managing operating expenses and maintaining asset quality, have contributed to our long-term goals of improved returns on our asset base and generating accelerating, predictable earnings growth.”

Third Quarter, Nine Months of 2018 Operational Review

Total interest income was $6.98 million in the third quarter of 2018, up 15% from $6.07 million a year earlier. The primary driver of interest income growth in the third quarter and nine months of 2018 was an increase in loans combined with an increase in interest rates. Although interest expense rose year-over-year with an increase in deposits and market driven rate increases, net interest income was up 13% to $5.99 million for the quarter ended September 30, 2018 compared with a year earlier. Net interest income in the nine months of 2018 increased 12% compared with a year earlier.

The Company’s provision for loan losses was 5% lower in the third quarter of 2018 compared with a year earlier, and 29% lower in the nine months of 2018 compared with a year earlier. The third quarter of 2018 loan loss provision was $190,000, down from $200,000 in the third quarter of 2017, and the loan loss provision in the nine months of 2018 was $527,000, compared with $745,000 in the first nine months of 2017.

Net interest income after provision for loan losses in the third quarter of 2018 was $5.80 million compared with $5.08 million in the third quarter of 2017. Net interest income after provision for loan losses in the nine months of 2018 was $16.60 million compared with $14.52 million a year earlier.

Commercial lending growth, increased rates, and relative stability in the interest rate spread contributed to a 3.80% net interest margin in the third quarter of 2018, up from 3.69% a year earlier. The net interest margin for the nine months of 2018 expanded to 3.73% from 3.68% in the nine months of 2017. Average rates on total earning assets for the quarter ended September 30, 2018 were 4.47%, compared to 4.20% a year earlier.

Noninterest income, including gains from the sale of residential mortgages to the secondary market, revenue contributions from BOTJ Investment Services, and income from the Bank’s line of treasury management services for commercial customers supported continued positive quarterly growth. Noninterest income rose modestly in the third quarter of 2018 compared with the third quarter of 2017, and was up more than 17% for the nine months of 2018 to $4.05 million from $3.45 million for nine months of 2017.

Ongoing strong residential mortgage origination activity supported a strong pipeline of loans held for sale, which generated gains on sale to the secondary market of $767,000 in the third quarter of 2018, compared with $694,000 in the third quarter of 2017. For the nine months of 2018, gains on the sales of loans held for sale were$2.26 million, compared with $1.66 million for the comparable period in 2017.

Chapman noted: “We have been extremely grateful for the tremendous accomplishments of our Bank of the James Mortgage team in all our served markets including our most recent establishment of a mortgage office in Blacksburg. The team’s professionalism and willingness to go the extra mile for customers, combined with a finely tuned and efficient approval and closing process, has time and again earned referrals from customers, real estate agents, and home builders.

“A focus on mortgage origination has allowed us to emphasize the service and capabilities that Bank of the James is known for, while managing the Company’s risk profile by placing closed mortgages in the secondary market. This has proven to be a very successful strategy.”

Income from service charges, fees and commissions, which included growing fee income from the Company’s suite of treasury services for businesses and income from BOTJ Investment Services, was $547,000 in the third quarter of 2018, relatively stable compared with the third quarter of 2017, and up significantly from $465,000 in the second quarter of 2018. Income of $1.48 million for the nine months of 2018 increased from $1.38 million for the nine months of 2017.

Noninterest expense for the three months ended September 30, 2018 was $5.47 million compared with $4.98 million a year earlier, primarily reflecting increased personnel expenses from a larger team of producing individuals, equipment expense, OREO expense, and to a lesser extent, professional expenses, and data processing expenses. In the nine months of 2018, noninterest expense was $15.87 million compared with $14.24 million in the nine months of 2017.

Balance Sheet Review: Growth, Asset Quality

Total assets rose to a Company record $668.44 million. The primary driver of asset growth continues to be loans held for investment, net of the allowance for loan losses, which totaled $524.10 million, up from $491.02 million at December 31, 2017. Loans held for sale were $2.53 million. Fair market value of securities available-for-sale was $52.33 million compared with $55.31 million at December 31, 2017.

The Company’s commercial loan portfolio realized year-over-year growth in several categories. Non-owner occupied commercial real estate (primarily commercial and investment property), increased 30% to $71.10 million at September 30, 2018 from $54.73 million a year earlier. Owner-occupied commercial real estate of $102.32 million was up 3% from a year earlier, and mortgages on multi-family properties increased 24% at September 30, 2018 from a year earlier. Construction lending, primarily reflecting continued strong residential home construction activity, was up 20% from a year earlier. Agricultural and consumer loans experienced double-digit growth compared with a year earlier, and residential mortgages and home equity loans were relatively stable.

Total deposits at September 30, 2018 rose to $607.45 million from $567.49 million at December 31, 2017. Much of the deposit growth reflected increased noninterest bearing demand accounts, which grew to $89.84 million at September 30, 2018 from $74.10 million at December 31, 2017, and core interest bearing accounts (NOW, money market and savings), which increased to $329.87 million from $307.99 million during the same period. Core deposits comprised approximately 70% of total deposits.

Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.44% at September 30, 2018, compared with 0.87% at December 31, 2017. As previously noted, nonperforming loans declined 45% from December 31, 2017 levels, while total nonperforming assets, inclusive of Other Real Estate Owned (OREO), declined 31% from year-end 2017 to $4.81 million. The Company’s allowance for loan losses was $4.56 million, with a ratio of 0.86% of allowance for loan losses to total loans and a 194% loss allowance to nonperforming loans.

The Company grew measures of stockholder value. Total stockholders’ equity was $53.12 million at September 30, 2018, up from $51.67 million at December 31, 2017. Retained earnings increased to $15.31 million, up from $12.27 million at December 31, 2017.Tangible book value per share increased to $12.13 at September 30, 2018 from $11.80 at December 31, 2017. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank operates 13 banking offices, three limited services offices, and two loan production offices in Virginia serving Altavista, Amherst, Appomattox, Bedford, Charlottesville, Forest, Harrisonburg, Lynchburg, Madison Heights, and Roanoke. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Sep 30, 2018	Three months ending Sep 30, 2017	Change	Year to date Sep 30, 2018	Year to date Sep 30, 2017	Change
Interest income	$6,980	$6,070	14.99%	$19,860	$17,430	13.94%
Interest expense	990	786	25.95%	2,736	2,168	26.20%
Net interest income	5,990	5,284	13.36%	17,124	15,262	12.20%
Provision for loan losses	190	200	-5.00%	527	745	-29.26%
Noninterest income	1,420	1,389	2.23%	4,047	3,454	17.17%
Noninterest expense	5,465	4,984	9.65%	15,868	14,237	11.46%
Income taxes	351	474	-25.95%	949	1,172	-19.03%
Net income	1,404	1,015	38.33%	3,827	2,562	49.38%
Weighted average shares outstanding - basic	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Weighted average shares outstanding - diluted	4,378,436	4,378,519	(83)	4,378,466	4,378,524	(88)
Basic net income per share	$0.32	$0.23	$0.09	$0.87	$0.59	$0.28
Fully diluted net income per share	$0.32	$0.23	$0.09	$0.87	$0.59	$0.28

Balance Sheet at period end:	Sep 30, 2018	Dec 31, 2017	Change	Sep 30, 2017	Dec 31, 2016	Change
Loans, net	$524,104	$491,022	6.74%	$493,764	$464,353	6.33%
Loans held for sale	2,529	2,626	-3.69%	1,502	3,833	-60.81%
Total securities	56,036	61,025	-8.18%	52,946	44,075	20.13%
Total deposits	607,447	567,493	7.04%	560,515	523,112	7.15%
Stockholders’ equity	53,117	51,665	2.81%	51,792	49,421	4.80%
Total assets	668,438	626,341	6.72%	619,336	574,195	7.86%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Book value per share	$12.13	$11.80	$0.33	$11.83	$11.29	$0.54

Daily averages:	Three months ending Sep 30, 2018	Three months ending Sep 30, 2017	Change	Year to date Sep 30, 2018	Year to date Sep 30, 2017	Change
Loans, net	$522,944	$487,051	7.37%	$511,573	$474,455	7.82%
Loans held for sale	3,134	3,169	-1.10%	3,096	2,309	34.08%
Total securities	60,281	54,791	10.02%	61,302	53,293	15.03%
Total deposits	602,549	551,629	9.23%	590,319	535,203	10.30%
Stockholders’ equity	54,967	51,984	5.74%	53,917	51,482	4.73%
Interest earning assets	625,693	574,214	8.97%	614,290	554,642	10.75%
Interest bearing liabilities	519,235	436,510	18.95%	490,947	425,959	15.26%
Total assets	663,685	612,447	8.37%	651,489	592,974	9.87%

Financial Ratios:	Three months ending Sep 30, 2018	Three months ending Sep 30, 2017	Change	Year to date Sep 30, 2018	Year to date Sep 30, 2017	Change
Return on average assets	0.84%	0.66%	0.18	0.79%	0.58%	0.21
Return on average equity	10.13%	7.75%	2.38	9.49%	6.65%	2.84
Net interest margin	3.80%	3.69%	0.11	3.73%	3.68%	0.05
Efficiency ratio	73.75%	74.69%	(0.94)	74.95%	76.07%	(1.12)
Average equity to average assets	8.28%	8.49%	(0.21)	8.28%	8.68%	(0.41)

Allowance for loan losses:	Three months ending Sep 30, 2018	Three months ending Sep 30, 2017	Change	Year to date Sep 30, 2018	Year to date Sep 30, 2017	Change
Beginning balance	$4,688	$6,132	-23.55%	$4,752	$5,716	-16.86%
Provision for losses	190	200	-5.00%	527	745	-29.26%
Charge-offs	(324)	(325)	-0.31%	(879)	(551)	59.53%
Recoveries	7	13	-46.15%	161	110	46.36%
Ending balance	4,561	6,020	-24.24%	4,561	6,020	-24.24%

Nonperforming assets:	Sep 30, 2018	Dec 31, 2017	Change	Sep 30, 2017	Dec 31, 2016	Change
Total nonperforming loans	$2,350	$4,308	-45.45%	$2,334	$2,550	-8.47%
Other real estate owned	2,455	2,650	-7.36%	2,639	2,370	11.35%
Total nonperforming assets	4,805	6,958	-30.94%	4,973	4,920	1.08%
Troubled debt restructurings - (performing portion)	428	440	-2.73%	444	455	-2.42%

Asset quality ratios:	Sep 30, 2018	Dec 31, 2017	Change	Sep 30, 2017	Dec 31, 2016	Change
Nonperforming loans to total loans	0.44%	0.87%	(0.43)	0.47%	0.54%	(0.07)
Allowance for loan losses to total loans	0.86%	0.96%	(0.10)	1.20%	1.22%	(0.02)
Allowance for loan losses to nonperforming loans	194.09%	110.31%	83.78	257.93%	224.16%	33.77

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited) 9/30/2018	12/31/2017
Assets
Cash and due from banks	$25,849	$20,267
Federal funds sold	24,615	16,751

Total cash and cash equivalents	50,464	37,018

Securities held-to-maturity (fair value of $3,394 in 2018 and $5,619 in 2017)	3,703	5,713
Securities available-for-sale, at fair value	52,333	55,312
Restricted stock, at cost	1,462	1,505
Loans, net of allowance for loan losses of $4,561 in 2018 and $4,752 in 2017	524,104	491,022
Loans held for sale	2,529	2,626
Premises and equipment, net	11,862	11,890
Software, net	218	165
Interest receivable	1,876	1,713
Cash value - bank owned life insurance	13,274	13,018
Other real estate owned	2,455	2,650
Income taxes receivable	1,315	1,366
Deferred tax asset	1,840	1,418
Other assets	1,003	925

Total assets	$668,438	$626,341

Liabilities and Stockholders’ Equity

Deposits
Noninterest bearing demand	89,844	74,102
NOW, money market and savings	329,870	307,987
Time	187,733	185,404

Total deposits	607,447	567,493

Capital notes	5,000	5,000
Interest payable	131	111
Other liabilities	2,743	2,072

Total liabilities	$615,321	$574,676

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of September 30, 2018 and December 31, 2017	9,370	9,370
Additional paid-in-capital	31,495	31,495
Accumulated other comprehensive loss	(3,057)	(1,469)
Retained earnings	15,309	12,269

Total stockholders’ equity	$53,117	$51,665

Total liabilities and stockholders’ equity	$668,438	$626,341

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Interest Income
Loans	$6,460	$5,683	$18,329	$16,336
Securities
US Government and agency obligations	187	131	571	365
Mortgage backed securities	62	71	196	214
Municipals	83	88	248	258
Dividends	9	7	40	42
Other (Corporates)	23	24	70	81
Interest bearing deposits	60	21	151	53
Federal Funds sold	96	45	255	81

Total interest income	6,980	6,070	19,860	17,430

Interest Expense
Deposits
NOW, money market savings	261	186	684	530
Time Deposits	597	460	1,641	1,287
FHLB borrowings	—	—	17	—
Reverse repurchase agreements	—	13	—	13
Brokered time deposits	82	77	244	201
Capital notes	50	50	150	137

Total interest expense	990	786	2,736	2,168

Net interest income	5,990	5,284	17,124	15,262
Provision for loan losses	190	200	527	745

Net interest income after provision for loan losses	5,800	5,084	16,597	14,517

Noninterest income
Gains on sale of loans held for sale	767	694	2,260	1,663
Service charges, fees and commissions	547	549	1,476	1,377
Increase in cash value of life insurance	86	86	256	259
Other	20	9	55	42
Gain on sales of available-for-sale securities	—	51	—	113

Total noninterest income	1,420	1,389	4,047	3,454

Noninterest expenses
Salaries and employee benefits	2,853	2,538	8,398	7,314
Occupancy	388	390	1,143	1,127
Equipment	414	360	1,191	1,146
Supplies	124	133	413	390
Professional, data processing, and other outside expense	761	735	2,413	2,112
Marketing	165	212	492	596
Credit expense	241	225	478	456
Other real estate expenses	110	42	236	78
FDIC insurance expense	99	94	299	285
Other	310	255	805	733

Total noninterest expenses	5,465	4,984	15,868	14,237

Income before income taxes	1,755	1,489	4,776	3,734
Income tax expense	351	474	949	1,172

Net Income	$1,404	$1,015	$3,827	$2,562

Weighted average shares outstanding - basic	4,378,436	4,378,436	4,378,436	4,378,436

Weighted average shares outstanding - diluted	4,378,436	4,378,519	4,378,466	4,378,524

Net income per common share - basic	$0.32	$0.23	$0.87	$0.59

Net income per common share - diluted	$0.32	$0.23	$0.87	$0.59